Execution Version

LOAN AGREEMENT

between

HARMONY GOLD MINING COMPANY LIMITED

and

THE TRUSTEES FOR THE TIME BEING OF
THE ARM BROAD-BASED ECONOMIC EMPOWERMENT TRUST

- i -

PARTIES:
This Agreement is made between:
(1)THE TRUSTEES FOR THE TIME BEING OF THE ARM BROAD-BASED ECONOMIC EMPOWERMENT TRUST, a trust established in accordance with the laws of the Republic of South Africa with Master’s Reference IT4713/06 (the Borrower); and
(2)HARMONY GOLD MINING COMPANY LIMITED, a public company duly incorporated in accordance with the company laws of the Republic of South Africa under registration number 1950/038232/06 (the Lender).

PREAMBLE
A.The Borrower is indebted to the Lender pursuant to a loan made by the Lender to the Borrower under a loan agreement entered into between the Parties on 29 February 2016.
B.The Parties now wish to refinance the loan referred to in paragraph A above by settling it with the proceeds of the advance under a further loan from the Lender to the Borrower, to be advanced pursuant to this Agreement.
C.In a letter agreement entered into between the Lender and the Borrower on or about the Signature Date the Lender has agreed to accept payment by the Borrower of the amount to be advanced under this Agreement in full and final settlement of all amounts owing to it by the Borrower under the loan agreement referred to in paragraph A above (the “Settlement Letter”).
D.The Lender has therefore agreed to make the Facility available to the Borrower on the terms and subject to the conditions set out in this Agreement.
E.The Lender and the Borrower accordingly enter into this Agreement to record the terms upon which and the conditions subject to which the Facility is to be made available to the Borrower.

IT IS AGREED AS FOLLOWS:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement, unless the context clearly indicates a contrary intention, the following words and expressions shall bear the meanings assigned to them and cognate expressions shall bear corresponding meanings:
1.1.1Advance means the advance of the Facility Amount by the Lender to the Borrower;
1.1.2Advance Date means the date on which the Lender is to make, (or made, as the context may require) the Advance to the Borrower against the Facility, being 28 June 2021;
1.1.3Advance Requirements means the obligations of the Borrower set out in clause 4.1;
1.1.4Affiliate means, in relation to any company (the First Company):
1.1.4.1any Subsidiary of the First Company;
1.1.4.2any Holding Company of the First Company; and
1.1.4.3any company which is a Subsidiary of the same Holding Company as the First Company;
1.1.5Agreement means this loan agreement and all schedules hereto;
1.1.6Applicable Laws means the common law and any legislative enactment including, without limitation, any act, statute, ordinance, proclamation, decree, order, regulation and/or by-law;
1.1.7ARM means African Rainbow Minerals Limited, a public company duly incorporated in accordance with the laws of the Republic of South Africa under registration number 1933/004580/06;
1.1.8ARM Advance Requirements means the “Advance Requirements” as defined in the ARM Refinancing Loan Agreement;
1.1.9ARM Refinancing Loan Agreement means the loan agreement to be entered into between the Borrower and ARM on substantially the same terms and conditions as, and contemporaneously with, this Agreement, the proceeds of which will be used to discharge in full the indebtedness of the Borrower to ARM under the loan agreement entered into between the Borrower and ARM contemporaneously with the Existing Loan Agreement;
1.1.10Borrower means the trustees for the time being of the ARM Broad-Based Economic Empowerment Trust, a trust established in accordance with the laws of the Republic of South Africa with Master’s Reference IT4713/06;
1.1.11Borrower Account means the following account of the Borrower:
Account Holder:     ARM Broad Based Economic Empowerment Trust
Bank:     Nedbank Limited
Branch:     Johannesburg
Branch Code:     198765
Account Number:     1454 081 910;
1.1.12Business Day means any day other than a Saturday, Sunday or statutory public holiday in the Republic of South Africa;

1.1.13Calendar Month means each month of the Gregorian calendar;
1.1.14Collection Account has the meaning given to that term in the Trust Deed;
1.1.15Default means:
1.1.15.1an Event of Default; or
1.1.15.2the occurrence of any event which will become an Event of Default if it has not been remedied by the time that the applicable grace period has expired or, as the case may be, by the time that the required notice has been given and has expired;
1.1.16Default Interest Rate means a rate which is 2% (two percent) higher than the Interest Rate;
1.1.17Discharge Date means the date on which the Borrower has paid in full all and any amounts owing to the Lender arising out of or in connection with this Agreement, including (but not limited to):
1.1.17.1the Outstanding Principal;
1.1.17.2all interest which accrues under this Agreement;
1.1.17.3any costs which become payable by the Borrower by virtue of the provisions of clause 20, provided that on such date the Facility is no longer available to the Borrower;
1.1.18Dispose means any sale, transfer, cession, assignment, lease, alienation, donation, renunciation, surrender, waiver, relinquishment, exchange or other disposal of any nature whatsoever, and Disposal has a corresponding meaning;
1.1.19Distribution means any payment by or on behalf of the Borrower by way of income or capital or other distribution or payments by or on behalf of the Borrower to any of its beneficiaries, and Distribute shall, as the context requires, be construed accordingly;
1.1.20Distributions Account has the meaning given to that term in the Trust Deed;
1.1.21Effective Date means a date which is 3 (three) Business Days after the date on which the Lender gives its notice in terms of clause4.6;
1.1.22Encumbrance means any mortgage bond, notarial bond, pledge, security cession, lien, charge, hypothecation, assignment, deposit by way of security or any other security interest or agreement or arrangement having a similar effect (including set-off and title retention) and Encumber has a corresponding meaning;
1.1.23Event of Default means any Event of Default set out in clause 16;
1.1.24Existing Loan Agreement means the loan agreement entered into between the Lender and the Borrower on 29 February 2016;
1.1.25Existing Loan Outstandings means the aggregate amount outstanding and owing to the Lender by the Borrower under the Existing Loan Agreement on the Existing Loan Repayment Date;
1.1.26Existing Loan Repayment Date means the date that is no later than the Business Day immediately after the Advance Date:

1.1.27Facility means the loan facility in an amount equal to the Facility Amount, made available by the Lender to the Borrower in terms of clause 2;
1.1.28Facility Amount means the amount to be Advanced by the Lender to the Borrower in terms of this Agreement, which shall be R 264 338 529. 74;
1.1.29Facility Outstandings means, at any time, the Outstanding Principal at such time and all interest that has accrued at such time and has not yet been paid;
1.1.30Finance Documents means:
1.1.30.1this Agreement;
1.1.30.2any agreement entered into in order to amend or supplement this Agreement or any other Finance Document; and
1.1.30.3any other document designated in writing as a Finance Document by the Lender and the Borrower from time to time;
1.1.31Financial Indebtedness means any indebtedness for or in respect of:
1.1.31.1moneys borrowed or credit provided;
1.1.31.2any acceptance credit facility (including any dematerialised equivalent);
1.1.31.3any note purchase facility, bond, note, debenture, loan stock or other similar instrument;
1.1.31.4any suspensive sale or instalment credit transaction;
1.1.31.5any agreement treated as a finance or capital lease in accordance with IFRS;
1.1.31.6receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
1.1.31.7any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then marked to market value of the derivative transaction will be used to calculate its amount);
1.1.31.8any counter-indemnity obligation in respect of any Guarantee issued by any third person;
1.1.31.9any redeemable preference share;
1.1.31.10any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and/or
1.1.31.11any liability in respect of any guarantee, indemnity or suretyship for any of the items referred to in clauses 1.1.31.1 to 1.1.31.10 above;
1.1.32Financial Year means each one of the Borrower’s financial years and it is recorded that, as at the Signature Date, the Borrower’s financial year ends on the last day of February in each year;
1.1.33Guarantee means any guarantee, suretyship, indemnity, bond, letter of credit or other form of security for the debts of any third person;

1.1.34Harmony Percentage means, at any time, the total amount owing by the Borrower to the Lender under this Agreement at that time expressed as a percentage of the Total Trust Debt;
1.1.35Holding Company means in relation to any company or other corporation, any company or corporation of which it is a Subsidiary;
1.1.36IFRS means International Financial Reporting Standards;
1.1.37Insolvency Event means the occurrence of any Event of Default described in clause 16.7 or 16.8;
1.1.38Interest Rate means, at any time during which interest is being levied as contemplated in clause 6.2, the relevant prevailing rate of interest being levied in terms of clause 6.2 at that time;
1.1.39Lender means Harmony Gold Mining Company Limited;
1.1.40Lender Account means the bank account having the following details, or such other bank account as the Lender may from time to time designate in writing to the Borrower:
Name of account:     Harmony Gold Mining Co Ltd – Treasury Account
Bank:     Nedbank Limited
Account number:     1454115831
Branch code:     198765
Swift Code:     NEDSZAJJ
1.1.41Material Adverse Change means the occurrence of any facts, events, and or circumstances or combination of facts, events and/or circumstances which has, or is reasonably likely to have, a material adverse effect on:
1.1.41.1the property and/or condition (whether financial or otherwise) of the Borrower;
1.1.41.2the ability of the Borrower to comply with or perform any of its obligations under or arising out of the Finance Documents; or
1.1.41.3the validity and/or enforceability of the Finance Documents or any rights or remedies of the Lender under the Finance Documents;
1.1.42Maturity Date means 30 June 2035, or such later date determined in accordance with clause 8.2;
1.1.43Month means each period which commences on one day (the First Day) in one Calendar Month and which ends on the numerically corresponding day but one in the next Calendar Month (the Second Calendar Month) provided that if (1) the First Day is the first day of a Calendar Month the applicable Month shall end on the last day of that Calendar Month, and if (2) there is no day in the Second Calendar Month which corresponds numerically to the First Day, the applicable Month shall end on the last day of the Second Calendar Month;
1.1.44Outstanding Principal means, on any day, the aggregate of the Advance made by the Lender under the Facility and all interest that has been capitalised less the aggregate of all repayments of such Advance made by the Borrower to the Lender and all payments of such capitalised interest made by the Borrower to the Lender;
1.1.45Parties means the Lender and the Borrower, and “Party” means either one of them, as the context may require;

1.1.46Permitted Disposal means any Disposal by the Borrower:
1.1.46.1of Trust Assets that is required to be made in terms of the Trust Deed; or
1.1.46.2of Trust Assets that is consented to in writing by the Lender and ARM prior to such Disposal;
1.1.47Permitted Encumbrance means:
1.1.47.1any retention of title arrangements concluded by the Borrower in the normal and ordinary course of its business;
1.1.47.2any Encumbrances which arise as a result of the operation of law in the ordinary course of the Borrower’s normal affairs;
1.1.47.3any Encumbrance (if any) as disclosed in writing prior to the Signature Date where the principal amount of Financial Indebtedness secured thereby shall not have increased since the date of this Agreement;
1.1.47.4any Encumbrances occurring by way of set-off rights arising in the Borrower’s banking arrangements in the ordinary course; or
1.1.47.5any other Encumbrance to which the Lender and ARM have consented in writing;
1.1.48Permitted Indebtedness means:
1.1.48.1Financial Indebtedness under this Agreement;
1.1.48.2Financial Indebtedness under the “Finance Documents” as defined in this Agreement;
1.1.48.3Financial Indebtedness under the ARM Refinancing Loan Agreement;
1.1.48.4the indebtedness (if any) as disclosed in writing prior to the Signature Date, the principal amount of which shall not have increased since the date of this Agreement;
1.1.48.5credit provided by suppliers of goods or services in the ordinary course of the Borrower’s affairs on the usual terms and conditions of such supplier or otherwise on arms’ length terms; or
1.1.48.6any other indebtedness to which the Lender and ARM have consented in writing;
1.1.49Settlement Letter has the meaning given to that term in paragraph C of the Preamble above;
1.1.50Signature Date means the date on which this Agreement is signed by the Party signing last in time;
1.1.51Subsidiary means, in relation to a person, an entity directly or indirectly controlled by that person, for which purpose “control” means either ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of the entity, or power to direct its policies and management, whether by contract or otherwise;
1.1.52Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature, levied in accordance with any Applicable Law and includes any additional tax, penalties and/or interest thereon;
1.1.53Total Trust Debt means, at any time, the total amount owing by the Borrower to the Lender under this Agreement and to ARM under the ARM Refinancing Loan Agreement at that time;

1.1.54Trust Assets has the meaning given to that term in the Trust Deed;
1.1.55Trust Deed means the Sixth Amended and Restated Trust Deed of the Borrower, entered into on or about the Signature Date, as amended further from time to time;
1.1.56Trust Expenditure means all costs, expenses and fees incurred by the Borrower in giving effect to the transactions contemplated in the Transaction Documents (as defined in the Trust Deed) including any voluntary or mandatory repayments or payments required to be made in terms of this Agreement plus: (i) value–added tax, where applicable; and (ii) any additional taxes not contemplated in clause 10.1 below in a total amount not exceeding ZAR 75 000.00 (seventy five thousand Rand) per financial year of the Borrower;
1.1.57Unpaid Sum means any sum due and payable but unpaid by the Borrower under this Agreement;
1.1.58VAT means value added tax payable in terms of the South African Value Added Tax Act, 1991, as amended, or any similar Tax which becomes payable in any foreign jurisdiction;
1.1.59Warranty Date means the Signature Date, the Effective Date, and the Advance Date; and
1.1.60ZAR means South African Rands, the lawful currency of the Republic of South Africa.
1.2In this Agreement, unless the context indicates a contrary intention:
1.2.1any reference to the singular includes the plural and vice versa;
1.2.2any reference to natural persons includes legal persons and vice versa;
1.2.3any reference to gender includes the other genders.
1.3The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.
1.4Words and expressions defined in any clause shall, for the purpose of that clause, bear the meaning assigned to such words and expressions in that clause.
1.5If any provision in a definition is a substantive provision conferring rights or imposing obligations on either Party, effect shall be given to it as if it were a substantive clause in the body of the Agreement, notwithstanding that it is only contained in the interpretation clause.
1.6If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned inclusively of the first and exclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the day shall be the next succeeding Business Day.
1.7Any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time.
1.8Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.
1.9Schedules, appendices or annexures to this Agreement shall be deemed to be incorporated in and form part of this Agreement.
1.10A reference to a person includes such person’s permitted successors, assignees, transferees or substitutes.

1.11Any reference to a document is a reference to that document as amended, novated, ceded or supplemented.
1.12Expressions defined in this Agreement shall bear the same meanings in schedules, appendices or annexures to this Agreement which do not themselves contain their own contrary definitions.
1.13The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.
2.THE FACILITY
Subject to clauses 4 and 5.2 the Lender makes available to the Borrower, a loan facility in an amount equal to the Facility Amount, and accordingly the Lender shall lend to the Borrower and the Borrower shall borrower from the Lender and amount equal to the Facility Amount.
3.    PURPOSE
3.1The Borrower shall only use the amount advanced under the Facility for the repayment of amounts owing pursuant to the Existing Loan Outstandings, as contemplated in the Settlement Letter, and for no other purpose.
3.2The Borrower shall, by no later than the Existing Loan Repayment Date, repay to the Lender, by direct electronic deposit into the Lender Account, an amount equal to the Facility Amount, as contemplated in the Settlement Letter.
3.3Failure by the Borrower to use the amount advanced under the Facility for the purposes set out in clause 3.1 shall constitute a material breach of this Agreement.
3.4The Lender shall not be under any obligation to monitor or verify that the Borrower has used the amount advanced under the Facility for the purpose set out in clause 3.1.

4.ADVANCE REQUIREMENTS AND CONDITIONS
4.1The Borrower shall by no later than the seventh Business Day after the Signature Date deliver to the Lender:
4.1.1an executed original of each of the Finance Documents, duly signed by the Borrower;
4.1.2a copy of the Trust Deed; and
4.1.3a resolution by the trustees of the Borrower in which (1) the Borrower’s trustees resolve to conclude the Finance Documents, and (2) a named person is authorised to conclude the Finance Documents on behalf of the Borrower.
4.2The Borrower shall not be entitled to the Advance until it has performed its obligations under clause 4.1, unless the such obligations have been waived by the Lender in writing.
4.3The Advance Requirements are stipulated for the benefit of the Lender, who may by written notice to the Borrower, waive the performance of any of the Advance Requirements.
4.4This Agreement, which shall take effect on the Signature Date, will fall away and be of no further force or effect unless, the following is delivered to the Lenders by no later than the seventh Business Day after the Signature Date:
4.4.1a copy of the ARM Refinancing Loan Agreement, duly signed by each party thereto;
4.4.2a notice from ARM confirming that all of the ARM Advance Requirements have been performed or waived;
and the Lender is satisfied with all aforesaid documents.
4.5The Borrower shall use its reasonable commercial endeavours to procure the delivery of the documents set out in clauses 4.4.1 and 4.4.2.
4.6The Lender shall notify the Borrower in writing when it is satisfied that the documents set out in clauses 4.4.1 and 4.4.2 have been delivered and it is satisfied with all aforesaid documents.
4.7If, by no later than 28 June 2021 or such later date as the Parties may agree in writing, any of the Advance Requirements are not performed or waived, then the Lender shall be entitled to terminate this Agreement on written notice to the Borrower, and:
4.7.1save for claims arising out of or in connection with the provisions of this Agreement prior to such termination, neither Party shall have any claim against the other arising out of or in connection with this Agreement or its termination; and
4.7.2to the extent that this Agreement may have been partially implemented, the Parties shall be restored to their status quo ante.
4.8Notwithstanding anything to the contrary contained herein, the Borrower shall not be entitled to the Advance:
4.8.1if any Event of Default (other than an Insolvency Event) shall have occurred or would result from the making of the Advance;
4.8.2if any Insolvency Event shall have occurred; or

4.8.3if the making of the Advance would be unlawful under any Applicable Law as contemplated in clause 18, or the Borrower’s obligation to make repayment of the Advance and/or payment of interest under this Agreement is or would not be legal, valid, binding or enforceable as contemplated in clause 18.
5.ADVANCE
5.1Subject to clause 4, the Lender shall make the Advance to the Borrower by paying the amount thereof directly into the Borrower Account by electronic transfer on the Advance Date.
5.2The relevant bank charges in respect of the Advance to be made by the Lender in terms of this Agreement shall be for the account of the Borrower.
6.INTEREST
6.1Subject to clause 6.2, no interest shall accrue on the Outstanding Principal.
6.2The Lender shall have the right to elect, from time to time, to levy interest on the Outstanding Principal for any number of different periods, subject to the following:
6.2.1the duration of each such period shall be determined by the Lender; and
6.2.2the rate of interest for each period shall not exceed the highest rate that is, at the time of the notice, being charged (or to be charged on any outstanding principal) by any of the Lender’s financiers that is a registered South African Bank under any corporate loan facility granted to the Lender, or, if at the time the Lender has no such facilities, the most recent facility that the Lender had;
and provided that the Lender shall not charge such interest without obtaining ARM’s prior written consent and confirmation that it will charge an equivalent interest, for the same period and at the same rate, under the ARM Refinancing Loan Agreement.
6.3The Lender’s election for any period shall be exercised by written notice given to the Borrower at least 30 (thirty) days before the beginning of the period and each such notice shall specify the first and the last day of such period and rate of interest to be levied.
6.4The Lender shall be entitled at any time to withdraw any election made by it in terms of clause 6.2 and/or to amend (by written notice to the Borrower) any of the terms set out in any notice delivered pursuant to clause 6.2, clause 6.3 or this clause 6.4.
6.5Where the Lender elects to charge interest, any such interest that accrues, shall be paid or capitalised, as set out in the relevant election notice contemplated in clauses 6.2, 6.3 and/or 6.4.
6.6The Borrower shall, on the Maturity Date, pay all of the interest (whether capitalised or not) which has accrued on the Outstanding Principal and remains unpaid at that date.
7.DEFAULT INTEREST
7.1Subject to clause 7.4, if the Borrower fails to pay any amount corresponding to Outstanding Principal on the due date therefor, interest shall accrue on such Unpaid Sum from such due date up to the date of actual repayment in full of the Outstanding Principal (both before and after judgment) at the Default Interest Rate.
7.2Subject to clause 7.4, if the Borrower fails to pay any amount payable by it under a Finance Document on its due date (other than an amount included in the Outstanding Principal and in respect of which interest is accruing in terms of clause 7.1), interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at the Default Interest Rate.
7.3Default interest arising on an Unpaid Sum in terms of clauses 7.1 or 7.2 will (if unpaid) be compounded with the Unpaid Sum at the end of each calendar month, but will remain immediately due and payable.
7.4Clauses 7.1 and 7.2 shall apply only to Unpaid Sums that remain outstanding during any period in which interest is being levied as contemplated in clause 6.2.
8.REPAYMENT
8.1The Outstanding Principal shall be repaid in full by the Borrower on the Maturity Date.
8.2The Lender shall be entitled, on written notice given by the Lender to the Borrower no later than the Maturity Date , to extend the Maturity Date to any date falling after the Maturity Date, provided that such extension shall be conditional upon and subject to such other amendments to the terms and conditions of this Agreement as may be required by the Lender being agreed in writing by the Borrower and the Lender prior to such extension becoming effective.
9.VOLUNTARY PREPAYMENTS
9.1The Borrower shall be entitled, subject to clause 9.2 and the provisions of the Trust Deed, to prepay the whole or any part of the Outstanding Principal.
9.2Notwithstanding the provisions of clause 9.1, the Borrower shall not prepay the Outstanding Principal or a portion thereof, without paying to the Lender, on the applicable Prepayment Date, all interest which has accrued on the Outstanding Principal and which has not yet been paid by the Borrower.
9.3If any amount owing pursuant to the ARM Refinancing Loan Agreement is voluntarily prepaid, the Borrower shall simultaneously prepay to the Lender under this Agreement an amount so that the amount so paid under this Agreement is equal to the Harmony Percentage of the total amount paid under both this Agreement and the ARM Refinancing Loan Agreement.
10.TRANSFERS FROM THE COLLECTION ACCOUNT
Subject at all times to the provisions of the Trust Deed, the Borrower shall not, without the prior written consent of the Lender, transfer any amount from the Collection Account (as defined in the Trust Deed) other than for the following purposes and in the following order of priority:
10.1first, to pay or make provision for any taxes that are then due and payable or will, or are likely to, become due and payable before the end of the then current financial year of the Borrower;
10.2second, to pay Trust Expenditure; and
10.3third, any balance standing to the credit of the Collection Account may be transferred to the Distributions Account and applied at the discretion of the Borrower in accordance with its objectives under the Trust Deed.
11.GENERAL PROVISIONS APPLYING TO PAYMENTS
11.1Notwithstanding anything to the contrary, the Borrower shall pay to the Lender all amounts outstanding under this Agreement (including, but not limited to, the remaining Outstanding Principal, and all interest that has accrued but not yet been paid) by no later than the Maturity Date.

11.2The Borrower shall make payment of all amounts which may become payable by it to the Lender pursuant to this Agreement (whether in respect of interest, principal or otherwise) by electronic transfer, free of exchange or other deduction, directly into the Lender Account by 15h00 on the due date for payment, or shall be made in such other manner as the Lender may direct in writing. Payment as aforesaid shall fully and finally discharge the Borrower’s obligations to pay the applicable amounts to the Lender.
11.3If the date for payment of any amount which becomes payable pursuant to this Agreement (whether in respect of interest, principal or otherwise) is not a Business Day, the due date for payment shall be the next Business Day except if such next Business Day falls into the next Calendar Month in which case the due date for payment shall be the previous Business Day.
11.4The Borrower hereby acknowledges and agrees that for as long as any Event of Default has occurred and is continuing, but subject at all times to the provisions of the Trust Deed, the Lender shall have the right to appropriate and allocate any monies received from the Borrower to any indebtedness or obligation of the Borrower to the Lender as the Lender may deem fit in its sole and absolute discretion, and the Borrower hereby waives the right to name the debt to which any such monies may or shall in such event be allocated or appropriated.
11.5The Borrower shall have no right to:
11.5.1defer, withhold or adjust any payment due to the Lender arising out of this Agreement;
11.5.2obtain the deferment of any judgment for any such payment or part thereof; or
11.5.3obtain deferment of any execution of any judgment,
by reason of any set off or counterclaim of whatsoever nature and howsoever arising.
11.6No amount prepaid or repaid by the Borrower to the Lender shall be available to be redrawn by the Borrower.
11.7The Lender shall be entitled to set off any amount owing by it to the Borrower against any indebtedness of the Borrower to it under or arising out of this Agreement.
12.REPRESENTATIONS AND WARRANTIES
12.1In addition to any representations and warranties made or given elsewhere in the Finance Documents by the Borrower to the Lender, the Borrower hereby makes and gives the representations and warranties contained in this clause 12 to the Lender. Each such representation and warranty:
12.1.1is a separate and distinct representation or warranty;
12.1.2is material;
12.1.3has induced the Lender to enter into this Agreement;
12.1.4is made or given, save where otherwise indicated, as at each Warranty Date; and
12.1.5is qualified by (and subject to) the disclosures (if any) made in writing prior to the Signature Date.
12.2The Borrower represents and warrants to the Lender that:

12.2.1Status
12.2.1.1The Borrower is a trust, duly established and existing under the laws of the Republic of South Africa.
12.2.1.2The Borrower has the power to own its assets and carry on its affairs as they are being carried on.
12.2.2Capacity, powers and authority
The Borrower has the legal capacity, authority and power to enter into the Finance Documents and to perform its obligations under the Finance Documents.
12.2.3Legal validity
The obligations of the Borrower, as contained in the Finance Documents are valid and binding and enforceable in accordance with their terms, subject to applicable restrictions on the application of equitable remedies and to the limitations imposed by laws relating to bankruptcy and insolvency and other mandatory provisions of law relating to the rights of creditors.
12.2.4Non-conflict with other obligations
The entry into by the Borrower of, and the performance of its obligations and the exercising of its rights under, and the transactions contemplated by, the Finance Documents do not:
12.2.4.1conflict with or violate the Trust Deed;
12.2.4.2exceed any borrowing limit of the Borrower or cause any such limit to be exceeded;
12.2.4.3conflict with or violate any Applicable Laws to which the Borrower is subject;
12.2.4.4result in any asset of the Borrower being Encumbered without the knowledge and consent of the Lender; or
12.2.4.5conflict with or violate or constitute a breach or default or termination event (howsoever described) of any agreement, deed, document, instrument or the like which is binding upon the Borrower.
12.2.5Authorisations
12.2.5.1All authorisations required by the Borrower in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.
12.2.5.2All authorisations required by the Borrower to carry on its affairs in the ordinary course and in all material respects as they are carried on have been obtained or effected (as appropriate) and are in full force and effect.
12.2.6Encumbrances
No Encumbrance other than a Permitted Encumbrance (including the Encumbrances (if any) disclosed in writing prior to the Signature Date) exists over the whole or any portion of the assets of the Borrower.

12.2.7No Default
12.2.7.1No Default is continuing or will result from the conclusion of, or the performance of any transaction contemplated by, any Finance Document.
12.2.7.2As at the Signature Date, to the best of the Borrower’s knowledge and belief and after having made all reasonable enquiries, the Borrower is not in breach of or in default under any agreement to which it is a party or which is binding on any of its assets, or under the Trust Deed.
12.2.8Insolvency
As at the Signature Date, no Insolvency Event has occurred and is continuing.
12.2.9Assets
The Borrower has good and valid legal title to the Trust Assets, and it has good and marketable title to or right of use of all of the Trust Assets.
12.2.10Priority of Claims
The claims of the Lender against the Borrower under this Agreement will rank at least pari passu with the claims of its other unsecured and unsubordinated creditors except for those claims which are preferred solely by reason of any bankruptcy, insolvency or similar law.
13.INFORMATION UNDERTAKINGS
13.1Financial statements
The Borrower shall supply to the Lender, as soon as they are available, its audited financial statements for each Financial Year.
13.2Requirements for Financial Statements
The Borrower shall ensure that each set of financial statements supplied under this Agreement is prepared using IFRS.
13.3Information: Miscellaneous
The Borrower shall supply to the Lender, upon its request, copies of all documents dispatched by the Borrower to its creditors generally or any class of them at the same time as they are dispatched.
13.4Notification of default
The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, and shall promptly inform the Lender of any event or any circumstance whatsoever which is likely to affect the accuracy of or modify any representation, warranty or covenant of or by the Borrower in terms of this Agreement.
13.5Litigation
The Borrower shall furnish to the Lender promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower.

13.6Termination of Undertakings
The undertakings given by the Borrower to the Lender in this clause 13 shall terminate on the Discharge Date.
14.POSITIVE UNDERTAKINGS BY THE BORROWER
14.1The Borrower hereby gives the undertakings contained in this clause 14 to the Lender. Each such undertaking:
14.1.1is a separate and distinct undertaking;
14.1.2is given for the entire period which commences on the Effective Date and which ends on the Discharge Date;
14.1.3shall not be qualified by any other undertaking contained in the Finance Documents (except if that other undertaking specifically qualifies the applicable undertaking); and
14.1.4is qualified by (and subject to) each disclosure (if any) made in writing prior to the Signature Date.
14.2The Borrower undertakes that, until the Discharge Date, it shall:
14.2.1Applicable Laws
14.2.1.1obtain all authorisations required under any Applicable Laws to enable it to conduct its affairs in accordance with the Trust Deed and to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability and/or admissibility into evidence of each Finance Document;
14.2.1.2obtain all approvals which it may require, in terms of any Applicable Law for the conduct of its affairs in accordance with the Trust Deed;
14.2.1.3take all reasonable steps to maintain, and to comply with the terms of, each authorisation envisaged in clauses 14.2.1.1 and 14.2.1.2; and
14.2.1.4comply with all Applicable Laws if any failure to do so could reasonably be expected to result in a Material Adverse Change;
14.2.2Inspections and access
allow the duly authorised representatives of the Lender at all reasonable times to inspect its premises, works and equipment and its books, documents and records and to make extracts from or copies of the latter on the understanding that information obtained from the Borrower will remain confidential (except where disclosure to relevant authorities is required under applicable laws) and restricted to the Lender, its representatives and advisors and their respective personnel;
14.2.3Taxes
pay all Taxes which become due and payable by it.
15.NEGATIVE UNDERTAKINGS BY THE BORROWER
15.1The Borrower hereby gives the undertakings contained in this clause 15 to the Lender. Each such undertaking:

15.1.1is a separate and distinct undertaking;
15.1.2is given for the entire period which commences on the Effective Date and which ends on the Discharge Date;
15.1.3shall not be qualified by any other undertaking contained in the Finance Documents (except if that other undertaking specifically qualifies the applicable undertaking); and
15.1.4is qualified by (and subject to) each disclosure (if any) made in writing prior to the Signature Date.
15.2The Borrower undertakes that, until the Discharge Date, it shall not, without the prior written consent of the Lender:
15.2.1Financial Indebtedness
incur any Financial Indebtedness other than Permitted Indebtedness or give any indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;
15.2.2Encumbrances
create or permit to arise or exist any Encumbrance over any of its assets, other than a Permitted Encumbrance;
15.2.3Distributions
make any Distribution (other than as required or permitted under the Trust Deed);
15.2.4Assets
dispose of any assets other than pursuant to a Permitted Disposal;
15.2.5Merger
merge or consolidate with any other person;
15.2.6Transactions
conclude any transaction with any person other than:
15.2.6.1this Agreement and the ARM Refinancing Loan Agreement;
15.2.6.2as contemplated and permitted or required by the Trust Deed or the ARM Refinancing Loan Agreement;
15.2.7Trust Deed
make any material amendments to the Trust Deed;
15.2.8Other loan agreements
amend, vary, cancel or terminate, or agree to any amendment, variation, cancellation or termination of the ARM Refinancing Loan Agreement (or any agreement related to or incidental to the ARM Refinancing Loan Agreement) nor waive, or agree to any waiver of, any of its rights, privileges or benefits under that agreement;
15.2.9Credit
make any loans or grant any credit;
15.2.10Interests in Trust Assets
appoint or constitute any income or capital beneficiaries or grant any further interests in the Trust Assets otherwise than in accordance with the Trust Deed.
16.EVENT OF DEFAULT
16.1Each of the events or circumstances set out in clauses 16.2 to 16.15 is an Event of Default, whether or not the occurrence of such event is within the Borrower’s control.
16.2Non-payment
The Borrower fails to pay any amount which becomes payable by it under a Finance Document on the due date for payment thereof, except if:
16.2.1that failure to pay is caused by a technical or administrative error beyond the reasonable control of the Borrower; and
16.2.2payment is made in full within 5 (five) Business Days of the due date for payment.
16.3Breach of undertakings
The Borrower fails to comply with any undertaking given by it to the Lender in clauses 13, 14 or 15 except if that non-compliance:
16.3.1is capable of remedy; and
16.3.2is remedied within 10 (ten) Business Days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower becoming aware of the non-compliance.
16.4Misrepresentation
Any representation or warranty made or given by the Borrower in either Finance Document is incorrect or misleading in any material respect, unless the circumstances giving rise to the misrepresentation or breach of warranty:
16.4.1are capable of remedy; and
16.4.2are remedied within 10 (ten) Business Days of the earlier of the Lender giving notice and the Borrower (or such other person, as the case may be) becoming aware of the misrepresentation or breach of warranty.
16.5Breach of other obligations
The Borrower or any other person (other than the Lender) fails to comply with any obligation imposed on it under any Finance Document, other than an obligation envisaged in clauses 16.2 or 16.3, except if that non-compliance:
16.5.1is capable of remedy; and

16.5.2is remedied within 60 days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower (or such other person, as the case may be) becoming aware of the non-compliance.
16.6Cross-default
Any of the following occurs in respect of the Borrower:
16.6.1any of its Financial Indebtedness (other than that arising under this Agreement) is not paid when due, after the expiry of any originally applicable grace period;
16.6.2any of its Financial Indebtedness is declared to be or otherwise becomes due and payable before its specified maturity, is placed on demand or is capable of being declared by a creditor to be due and payable prior to its specified maturity, in each case, as a result of an event of default (howsoever described) and the Lender has given written notice to the Borrower that it regards the event as an Event of Default;
16.6.3a commitment for, or underwriting of, any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (howsoever described) and the Lender has given written notice to the Borrower that it regards the event as an Event of Default;
16.6.4any of its creditors becomes entitled to foreclose on any Encumbrance given to secure its Financial Indebtedness over any of its assets; or any event of default (however described) occurs under the ARM Refinancing Loan Agreement.
16.7Insolvency
Any of the following occurs in respect of the Borrower:
16.7.1it is, or is deemed for the purposes of any Applicable Law to be, insolvent or unable to pay its debts as they fall due;
16.7.2it admits an inability to pay its debts as they fall due;
16.7.3it suspends making payments of all or any category of its debts or announces an intention to do so;
16.7.4by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness;
16.7.5the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or
16.7.6a moratorium is declared in respect of any of its indebtedness (in which event the ending of the moratorium will not remedy any Event of Default caused by that moratorium).
16.8Insolvency Proceedings
Any of the following occurs in respect of the Borrower:
16.8.1a meeting of its trustees or beneficiaries is convened for the purpose of considering a resolution for the voluntary termination of, or sequestration of the Borrower;
16.8.2any person brings an application, or files documents with a court or any registrar, for the Borrower’s sequestration, termination or dissolution except if such application or filing is spurious, frivolous or vexatious (and if a dispute arises between the Lender and the Borrower in relation to any question whether any such application or filing is spurious, frivolous or vexatious, the onus to prove that the filing is spurious, frivolous and/or vexatious shall be on the Borrower);
16.8.3any trustee or liquidator or similar officer is appointed in respect of it or any of its assets;
16.8.4its trustees or beneficiaries request the appointment of, or give notice of their intention to appoint, a liquidator or similar officer; or
16.8.5any other analogous step or procedure is taken in any jurisdiction.
16.9Creditors' Process
Any asset of the Borrower with a book value (as reflected in the Borrower’s most recent audited annual financial statements) in excess of ZAR 50 000 000 (fifty million Rand) (or its equivalent in any other currency) is attached under a writ of execution and the Borrower fails to ensure that such writ is lifted or stayed within 30 (thirty) days after the date on which the Borrower first becomes aware thereof.
16.10Final Judgment
Any final judgment of any court of competent jurisdiction is granted against the Borrower in an amount in excess of ZAR 50 000 000 (fifty million Rand) (or its equivalent in any other currency) and the Borrower fails to pay the amount of that judgment on the day on which it becomes obliged to do so (and, for the purposes of this clause, a final judgment is a judgment which is not subject to further appeal or review).
16.11Unlawfulness of Finance Documents
It is or becomes unlawful for the Borrower or any other person (other than the Lender) to perform any of its material obligations under the Finance Documents unless such unlawfulness:
16.11.1is capable of remedy; and
16.11.2is remedied within 14 (fourteen) days of the earlier of the Lender giving notice of the unlawfulness to the Borrower and the Borrower (or such other person, as the case may be) becoming aware of the unlawfulness.
16.12Unenforceability
Any of the obligations of the Borrower under any Finance Document is not or ceases to be a legal, valid, and binding obligation, enforceable against the Borrower or such lender in accordance with the terms thereof, subject to applicable restrictions on the application of equitable remedies and to the limitations imposed by laws relating to bankruptcy and insolvency and other mandatory provisions of laws relating to the rights of creditors.
16.13Repudiation
The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
16.14Material Adverse Change
Any Material Adverse Change occurs.

16.15Audit Qualification
The auditors of the Borrower qualify their report on any audited financial statements of the Borrower for any period which ends after the Signature Date.
16.16Consequences of an Event of Default
If an Event of Default is continuing, the Lender shall, by notice to the Borrower and without prejudice to any other rights or remedies which the Lender may have under any Finance Document or at law, be entitled to:
16.16.1refuse to allow the Borrower to draw down the Advance under the Facility;
16.16.2declare that all or part of any amounts outstanding under this Agreement are immediately due and payable;
16.16.3declare that all or part of any amounts outstanding under this Agreement are payable on demand by the Lender; and/or
16.16.4claim immediate payment of all or part of any amounts outstanding under this Agreement.
17.TAXES
17.1Except if required to do so by any Applicable laws, the Borrower shall not make any deduction for or on account of Tax (a Tax Deduction) from any payment which it becomes obliged to make to the Lender under this Agreement.
17.2If the Borrower becomes obliged, in terms of any Applicable Laws, to make a Tax Deduction in respect of any payment which becomes payable by the Borrower to the Lender under this Agreement (the Subject Payment):
17.2.1the Borrower shall make the minimum deduction permissible under the relevant Applicable Laws;
17.2.2the Borrower shall pay the amount of the Tax Deduction to the applicable revenue authority;
17.2.3the Subject Payment shall be increased by such an amount as will have the effect that, after the deduction of the applicable Tax Deduction, the remaining amount will be equal to the Subject Amount (as if the Tax Deduction had not been applicable); and
17.2.4the Borrower shall, within 30 (thirty) days after the day on which it makes the Tax Deduction to the Lender, deliver to the Lender proof of the fact that it has paid the Tax Deduction to the applicable revenue authority.
17.3Notwithstanding the provisions of this clause 17, the Lender shall be entitled to arrange its Tax affairs in its sole and absolute discretion.
17.4All amounts which are or become payable by the Borrower to the Lender in terms of this Agreement are VAT exclusive amounts. In the circumstances and if any such amount is subject to VAT, the Borrower shall (together with and in addition to the relevant amount) pay the applicable VAT to the Lender against presentation of a VAT invoice for that amount to the Borrower.
17.5The Borrower shall pay all taxes and duties which may become payable as a result of the conclusion and implementation of the Finance Documents, but (for the avoidance of doubt) shall not be liable for payment of any tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or (if different) treated as resident for tax purposes if such tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.
17.6If any Finance Document requires the Borrower to indemnify the Lender against any costs or expenses, that indemnity shall include an indemnity against any VAT which becomes payable by the Lender in respect of the applicable cost or expense.
18.ILLEGALITY
18.1If, at any time, it is or will become unlawful for the Lender to make or fund any payment under this Agreement or to allow the Outstanding Principal or any part of it to remain outstanding or otherwise to comply with any of its material obligations under this Agreement, or any of the Borrower's obligations under this Agreement is not, or ceases to be, legal, valid, binding and enforceable, the Lender may give written notice thereof to the Borrower and upon the Lender giving such notice:
18.1.1the Borrower shall cease to be entitled to receive the Advance under this Agreement;
18.1.2all the Borrower's indebtedness under this Agreement shall immediately become due without demand, presentment, protest, or other notice of formality of any kind, all of which are expressly waived by the Borrower; and
18.1.3the Borrower shall promptly pay all amounts then due under this Agreement.
18.2Prior to invoking its rights under clause 18.1, the Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate effects of the illegality arising under such clause, including conducting its rights and obligations under the Finance Documents from another jurisdiction. The Lender’s obligation to mitigate as set forth in this clause does not affect the Borrower’s obligations under the Finance Documents. The Lender is not obliged to take any steps under this clause 18.2 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
19.INDEMNITIES
The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:
19.1the occurrence of any Event of Default;
19.2a failure by the Borrower to pay any amount due under this Agreement on its due date;
19.3funding, or making arrangements to fund, the Advance, but not made by any reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by the Lender alone); or
19.4any amount being prepaid in accordance with a notice of prepayment given by a Borrower.
20.COSTS
20.1Finance Documents
The Lender shall pay its reasonable legal costs incurred in the negotiation and preparation of the Finance Documents and in procuring the delivery of any documents required in terms of clause 4.

20.2Subsequent Costs
20.2.1The Borrower shall pay the amount of all reasonable costs and expenses (including legal fees) incurred by the Lender in connection with:
20.2.1.1any amendment, waiver or consent requested by or on behalf of the Borrower or any person other than the Lender, or specifically allowed by this Agreement; or
20.2.1.2any other matter which is not of an ordinary administrative nature arising out of or in connection with either Finance Document.
20.2.2Notwithstanding clause 20.2.1, the Lender will bear the costs of any counsel it hires (to advise it alone) in connection with such amendment, waiver or consent.
20.3Enforcement Costs
The Borrower shall pay the amount of all reasonable costs and expenses (including legal fees on an attorney and own client scale) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Documents.
21.ACCOUNTS AND CERTIFICATES
21.1.Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in any accounts maintained by the Lender shall be prima facie proof of the matters to which they relate.
21.2.Certificates and determinations
21.2.1Any certification or determination by the Lender of a rate or amount or a due date under the Finance Documents, signed by any director or senior manager of the Lender (whose appointment and designation need not be proved) shall be prima facie proof of the matters to which it relates.
21.2.2A certificate in terms of clause 21.2.1 shall be:
21.2.2.1binding on the Borrower as prima facie proof of the amount of the Borrower's indebtedness hereunder; and
21.2.2.2valid as a liquid document against the Borrower in any competent court for the purpose of obtaining provisional sentence or other order or judgement against the Borrower thereon.
21.3Accrual of Interest
Any interest which accrues under this Agreement shall accrue from day to day and shall be calculated on the actual number of days elapsed and on the basis of a year of 365 (three hundred and sixty five) days.
22.GENERAL CONDITIONS
22.1Whole Agreement
This Agreement constitutes the whole agreement between the Parties as to the subject matter hereof and no agreements, representations or warranties between the Parties regarding the subject matter hereof other than those set out herein are binding on the Parties.

22.2Variation
No addition to or variation, consensual cancellation or novation of this Agreement and no waiver of any right arising from this Agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by the Parties or their duly authorised representatives.
22.3Relaxation
No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of either Party arising from this Agreement, and no single or partial exercise of any right by such Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such party or operate as a waiver or a novation of or otherwise affect any of such Party's rights in terms of or arising from this Agreement or estop or preclude such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.
22.4Severability
The Parties agree that each and every provision of this Agreement is severable from the remaining provisions of this Agreement and should any provision of this Agreement be in conflict with any Applicable Law, or be held to be unenforceable or invalid for any reason whatsoever, such provision should be treated as pro non scripto and shall be severable from the remaining provisions of this Agreement which shall continue to be of full force and effect.
22.5Independent Advice
22.5.1Each of the Parties hereto acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so.
22.5.2The Borrower acknowledges and agrees that it has not relied in any way upon any information and/or advice given by the Lender in the preparation, negotiation and/or implementation of this Agreement and has taken all reasonable actions to satisfy itself as to the consequences of it or any other person entering into the Finance Documents.
22.6Limitation on liability
Neither Party, nor its officers, employees, agents or assigns shall be liable to the other Party for any indirect, consequential, incidental or contingent damages, including but not limited to a loss of profits arising out of a breach of this Agreement or any negligent act or omission on its/their part or any cause whatsoever.
22.7Survival of claims
The termination of this Agreement, for any cause whatsoever, shall not affect the right of the Lender to recover from the Borrower any amount due to the Lender on or before such termination or in consequence thereof or any other liability incurred by the Borrower on or before such termination or in consequence thereof or the right of the Lender to recover any damages for breach of this Agreement.

22.8Assignment
22.8.1The Borrower shall not be entitled to cede and delegate or otherwise transfer all or any of its rights, benefits and obligations under this Agreement without the prior written consent of the Lender.
22.8.2The Lender may, without the consent of the Borrower, cede and delegate or otherwise transfer all or any of its rights, benefits and obligations under this Agreement to any Affiliate or Affiliates of the Lender.
22.8.3The Borrower expressly agrees and consents to all and any cessions and delegations or transfers contemplated in and permitted by or in terms of clause 22.8.2. To the extent that any such cessions, delegations or transfers give rise to a splitting of claims against the Borrower, the Borrower consents thereto.
23.COUNTERPARTS
This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
24.    NOTICES
24.1Communications in writing
Any communication to be made under or in connection with Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter (including electronic mail or other electronic means).
24.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with Agreement is:
24.2.1in the case of the Borrower:
ARM Broad-Based Economic Empowerment Trust
Address:     29 Impala Road
    Chislehurston
    Sandton
    South Africa
Attention:     Trustee Tsundzukani Mhlanga
Telephone:     011 7791520

Email:    tsundzukani.mhlanga@arm.co.za
24.2.2in the case of the Lender:
Harmony Gold Mining Company Limited
Address for Notices:     Cnr Main Reef Road and Ward Avenue
    Randfontein
    1759

    South Africa
Attention:     Boipelo Lekubo and Shela Mohatla
Telephone:     011 411 2011
Email:     boipelo.lekubo@harmony.co.za; shela.mohatla@harmony.co.za, or any substitute address or fax number or email address or department or officer as either Party may notify to the other Party by not less than 5 Business Days’ notice, and the Parties choose as their domicilia citandi et executandi their respective physical addresses set out in (or as substituted as contemplated in) this clause for all purposes arising out of or in connection with this Agreement.
24.3Delivery
24.3.1Any communication or document made or delivered by one Party to another under or in connection with this Agreement will only be effective:
24.3.1.1if by way of fax, when received in legible form;
24.3.1.2if by way of electronic mail, as set forth in clause 24.5; or
24.3.1.3if by way of letter, when it has been left at the relevant address or upon actual receipt;
and, if a particular department or officer is specified as part of its address details provided under clause 24.2 (Addresses), if addressed to that department or officer.
24.4Notification of Address and Fax Number
Promptly upon changing its own address or fax number, the relevant Party shall notify the other Party.
24.5Electronic Communication
24.5.1Any communication to be made between the Parties under or in connection with the Agreement may be made by electronic mail or other electronic means, if the Parties:
24.5.1.1agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
24.5.1.2notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
24.5.1.3notify each other of any change to their address or any other such information supplied by them.
24.5.2Any electronic communication made between the Parties will be effective only when actually received in readable form.
24.6English Language
24.6.1Any notice given under, or in connection with, this Agreement must be in English.
24.6.2All other documents provided under, or in connection with this Agreement must be:

24.6.2.1in English; or
24.6.2.2if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
25.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of it or in connection with it are governed by the law of the Republic of South Africa.
26.JURISDICTION
The Parties submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in respect of any matter arising from or in the connection with this Agreement and/or any of the Finance Documents, including its termination.
27.WAIVER OF IMMUNITY
The Borrower irrevocably and unconditionally:
27.1agrees not to claim in any jurisdiction, for itself or in respect of its assets, immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and waives such present or future immunity, whether claimed or not; and
27.2consents generally to the giving of any relief or the issue of any process in connection with any proceedings, including the making, enforcement or execution against any property of any nature (irrespective of its use or intended use) of any order or judgement which may be made or given in any proceedings.

SIGNED at __Sandton_______ on this the ____28_____ day of __June___2021.

For and on behalf of HARMONY GOLD MINING COMPANY LIMITED ___/s/Boipelo Lekubo______ Signatory: Boipelo Lekubo Capacity: Financial Director Who warrants his authority hereto
____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at ______Sandton____ on this the ____28___ day of ____June__2021.

For and on behalf of
THE TRUSTEES FOR THE TIME BEING OF THE ARM BROAD-BASED ECONOMIC EMPOWERMENT TRUST

__/s/Tshundzukani Mhlanga___
Signatory: Tshundzukani Mhlanga
Capacity: Financial Director : ARM
Who warrants his authority hereto

_/s/Derrick King___ Signatory: Derrick King Capacity: Senior Executive : Finance - ARM Who warrants his authority hereto